Exhibit 99.1

Contacts: William R. Gargiulo, Jr. 231.526.1244 Michele Greco, CFO 312.595.9123

The Female Health Company Reports Preliminary
Unit Sales for Fourth Quarter 2014

CHICAGO, (October 2, 2014) – The Female Health Company (NASDAQ-CM: FHCO) today announced preliminary unit sales for the fourth quarter of the fiscal year ended September 30, 2014 (FY2014).

The Company announced that it expects to report that sales for the fourth quarter of FY2014 totaled approximately 9.7 million units, for an increase of approximately 15% relative to the corresponding period of the previous fiscal year.

Karen King, President and Chief Executive Officer of The Female Health Company, commented, “As part of our new strategy announced in July, the Company is ramping up sales and marketing efforts for FC2, and we anticipate that these efforts will drive future demand for the product.  We plan to focus particularly on the U.S., which represents a small percentage of total FC2 sales today, yet the need for this product is just as acute here as in other parts of the World.”

The CDC reports 20 million new cases of sexually transmitted diseases (STDs) in the U.S. each year, costing the healthcare system $16 billion annually. Half of these infections occur in young people aged 15-24.  Many STDs are treatable, but when occurring in young women they often lead to later reproductive health challenges including infertility.  “All women in the U.S., but young women in particular, need to be aware of how FC2 can protect their current and future health,” said Ms. King.

“In addition to our continued focus on FC2, the Company is evaluating opportunities to drive growth through diversification of our product portfolio.  We believe adding a synergistic product to our portfolio can drive incremental growth and also address the volatility we have historically experienced in FC2 sales patterns,” concluded Ms. King.

The Company will report its full financial results for FY2014 on December 2, 2014.  Management will host an investor conference call at 11:00 a.m. Eastern Time on December 2, 2014 to discuss FY2014 financial results and other topics of interest.  Details for accessing the conference call will be forthcoming in a future press release.

About The Female Health Company

The Female Health Company, based in Chicago, Illinois, manufactures and markets the FC2 Female Condom® (FC2). Since the Company began distributing FC2 in 2007, it has been shipped to 144 countries. The Company owns certain worldwide rights to the FC2 Female Condom®, including patents that have been issued in a number of countries around the world. The patents cover the key aspects of FC2, including its overall design and manufacturing process.  The FC2 Female Condom® is the only currently available female-controlled product approved by FDA that offers dual protection against sexually transmitted infections, including HIV/AIDS, and unintended pregnancy. The World Health Organization (WHO) has cleared FC2 for purchase by U.N. agencies.

Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

The statements in this release which are not historical facts are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this release relate to expected sales for the fourth quarter of fiscal 2014 and the Company's ability to successfully complete an acquisition of a new product, technology or business, or other strategic initiatives, and the effect of such initiatives on the Company's revenues and earnings. These statements are based upon the Company's current plans and strategies, and reflect the Company's current assessment of the risks and uncertainties related to its business, and are made as of the date of this release.  The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events, developments or circumstances.  Such forward-looking statements are inherently subject to known and unknown risks and uncertainties.  The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following:  product demand and market acceptance; competition in the Company's markets and the risk of new competitors and new competitive product introductions; government contracting risks, including the appropriations process and funding priorities, potential bureaucratic delays in awarding contracts, process errors, politics or other pressures, and the risk that government tenders and contracts may be subject to cancellation, delay or restructuring; the Company's reliance on its international partners in the consumer sector and on the level of spending on the female condom by country governments, global donors and other public health organizations in the global public sector; the economic and business environment and the impact of government pressures; risks involved in doing business on an international level, including currency risks, regulatory requirements, political risks, export restrictions and other trade barriers; the Company's production capacity, efficiency and supply constraints; the Company’s ability to identify, successfully negotiate and complete suitable acquisitions or other strategic initiatives, the Company’s ability to successfully integrate acquired businesses, technologies or products; and other risks detailed in the Company's press releases, shareholder communications and Securities and Exchange Commission filings, including the Company's Form 10-K for the year ended September 30, 2013.  Actual events affecting the Company and the impact of such events on the Company's operations may vary from those currently anticipated.

For more information about the Female Health Company visit the Company's website at http://www.femalehealth.com and http://www.femalecondom.org. If you would like to be added to the Company's e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com.